Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-268972) of our report dated March 9, 2023, related to the consolidated financial statements of Faraday Future Intelligent Electric, Inc. as of and for the year ended December 31, 2022, which appears in this Registration Statement. The report for Faraday Future Intelligent Electric, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

New York, New York

March 30, 2023